Exhibit 99.1

News Bulletin
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com		Richard Putnam Investor Relations (801) 817-1776
FRANKLINCOVEY ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS

Salt Lake City, Utah - April 12, 2007 - FranklinCovey (NYSE: FC) announced its earnings and operating results for the quarter ended March 3, 2007. The Company reported operating income of $9.5 million for the second quarter of fiscal 2007, compared to $10.6 million of operating income for the same quarter of last year. The Company reported a better than expected 18% increase in its Organizational Solutions Business Unit (OSBU) sales during the quarter which was offset by declines in its Consumer Solutions Business Unit (CSBU) sales due in part to closed stores and a shift in weeks around the holiday shopping season compared to last year. The Company had an increase in its effective tax rate (48.6% for the second quarter of fiscal 2007 compared to 16.9% for the same period last year) due to the tax benefit recorded in fiscal 2006. However, because of the NOL-carry-forwards most of the income taxes will be non-cash. Due in significant part to the change in tax rate, the Company reported net income before preferred stock dividends of $4.7 million ($0.19 earnings per share after accounting for preferred stock dividends) for the second quarter of fiscal 2007, compared to $9.2 million in net income ($0.39 per share after accounting for preferred stock dividends) for the second quarter of fiscal 2006. The Company expects that its effective tax rate for fiscal 2007 will be at this higher rate.

The Company’s year-over-year operating results during the second quarter were influenced primarily by the following: (1) $4.9 million or 18% increase in sales through our OSBU which was offset by a $6.4 million decline in sales (due in part to store closures) through the CSBU resulting in a net $1.5 million decrease in sales; (2) steady gross margin (61.4% in the second quarter of fiscal 2007 compared to 61.5% in the second quarter of fiscal 2006) resulting in a net $1.0 million year-over-year decrease in gross profit; (3) a $1.2 million increase in selling, general and administrative (SG&A) costs due in part to increased commissions associated with higher sales in the OSBU and increased legal fees; (4) a $1.2 million gain on the sale of the printing building; and (5) a $0.1 million increase in depreciation and amortization expense primarily due to a $0.3 million impairment charge on the printing presses that are anticipated to be sold in the third quarter of fiscal 2007.

For the two quarters ended March 3, 2007, the Company reported operating income of $13.1 million compared to $14.7 million of operating income for the first two quarters of last year. For the first two quarters of fiscal 2007, the Company reported $6.1 million of earnings before preferred stock dividends ($0.21 diluted earnings per share after preferred stock dividends) compared to $12.4 million of net income before preferred stock dividends ($0.48 diluted earnings per share after preferred stock dividends) for the first two quarters of fiscal 2006, reflecting the higher tax rate impact for the two quarters in fiscal 2007. The Company provided the following details underlying the operating and net results during the second quarter and first two quarters of fiscal 2007.

Revenues: Total sales for the second quarter of fiscal 2007 decreased $1.5 million compared to last year’s second quarter with one less business day during the quarter compared to last year. OSBU sales grew $4.9 million or 18% to $32.7 million in the second quarter of fiscal 2007 compared to $27.8 million in the same quarter last year. Domestic OSBU sales grew 26% primarily as a result of the increased sales force and sales force effectiveness. International sales increased $0.9 million on stronger sales from licensees and Company-owned operations. OSBU revenues increased $9.5 million or 17% during the first two quarters of fiscal 2007 compared to the first two quarters of fiscal 2006.

Sales from the CSBU for the quarter ended March 3, 2007, declined $6.4 million, including a $2.4 million decline attributed to the 10 fewer stores open during the quarter this year compared to the same quarter last year and a $1.0 million decline in technology related products sold during the quarter this year compared to the same quarter last year. Total CSBU sales during the second quarter of fiscal 2007 were $44.1 million compared to $50.5 million for the same quarter last year. Retail store sales were $19.3 million during the second fiscal quarter compared to $23.8 million for the same quarter the prior year. Comparable store sales during the quarter were down 10% due in part to the one fewer business day the week after Christmas and the week after Thanksgiving being included in the first fiscal quarter. Comparable store sales declined 6% when comparable store weeks were compared and included comparable days around the Christmas selling season. Consumer Direct sales were $17.1 million during the second fiscal quarter compared to $19.6 million for the same quarter of last year. Sales of products through the wholesale channel to office superstores, increased 14% to $3.6 million compared to $3.1 million for the same quarter last year due mainly to the timing of sales ordered by these entities compared to last year. Total CSBU revenues decreased $7.8 million to $86.5 million for the first two quarters of fiscal 2007 compared to $94.2 million for the first two quarters of fiscal year 2006.

Selling, general and administrative expenses: SG&A costs increased by $1.2 million during the quarter. The increase was primarily due to increased commissions associated with higher sales in the OSBU and increased legal fees compared to the same quarter last year. In the second quarter last year, the Company had a $0.3 million favorable settlement that reduced its legal fees and was not repeated this year. The Company also increased its investment into its sales force this year compared to last year by hiring more sales personel and increasing its advertising and marketing as well as curriculum development. The costs associated with these initiatives were partially offset by cost reductions associated with store closures and other cost-saving initiatives. The Company had 10 fewer stores open during the quarter compared to the same quarter last year. Fiscal year to date SG&A costs increased $4.3 million compared to the same period of the prior year.

Depreciation and amortization: The Company reported an increase in depreciation and amortization expenses of $0.1 million during the second quarter primarily due to a $0.3 million impairment charge on the printing presses that are anticipated to be sold duing the third quarter of fiscal 2007. The Company had a $0.4 million decrease during the first two quarters of fiscal 2007, compared to the respective periods of the prior year.

Other: The Company also reported that it purchased 0.3 million shares of its outstanding common stock for $2.5 million during the second quarter of fiscal 2007 as a part of a previously announced $10.0 million authorization. The Company also sold the real estate and building which housed its printing operations for $2.5 million and had a gain on the sale of $1.2 million.

Subsequent to the quarter end, the Company redeemed the remaining outstanding Series A Preferred Stock and accrued dividends for $37.7 million. The Company also entered into a credit agreement with its banks enabling it to borrow up to $25 million for working capital and general purposes. The Company redeemed the Preferred Stock with borrowings from the credit agreement and from its cash balances at the beginning of April.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products in 36 offices servicing more than 100 countries.

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Quarter Ended		Two Quarters Ended
	March 3,	February 25,	March 3,	February 25,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Sales	$76,876	$78,333	$152,405	$150,684
Cost of sales	29,687	30,160	58,819	58,104
Gross margin	47,189	48,173	93,586	92,580

Selling, general and administrative	36,666	35,488	77,514	73,255
Gain on sale of manufacturing facility	(1,227)		(1,227)
Depreciation	1,366	1,221	2,403	2,629
Amortization	900	908	1,802	2,003
Operating income	9,484	10,556	13,094	14,693

Interest income	357	316	557	645
Interest expense	(675)	(660)	(1,336)	(1,303)
Legal settlement		873		873
Income before provision for taxes	9,166	11,085	12,315	14,908

Provision for income taxes	4,452	1,872	6,186	2,462
Net income	4,714	9,213	6,129	12,446

Preferred stock dividends	(934)	(1,139)	(1,867)	(2,518)
Net income available to common shareholders	$3,780	$8,074	$4,262	$9,928

Net income available to common shareholders per share - diluted	$0.19	$0.39	$0.21	$0.48

Sales Detail:
Retail Stores	$19,265	$23,781	$33,392	$38,424
Consumer Direct	17,062	19,613	36,998	38,789
Wholesale	3,581	3,138	8,158	9,250
CSBU International	2,643	2,681	5,029	5,325
Other	1,583	1,291	2,877	2,454
Total Consumer Solutions Business Unit	44,134	50,504	86,454	94,242

Domestic	19,313	15,347	37,034	31,677
International	13,429	12,482	28,917	24,765
Total Organizational Solutions Business Unit	32,742	27,829	65,951	56,442

Total	$76,876	$78,333	$152,405	$150,684